EXHIBIT 99.1

                                                                        NEWSLEAD
                                                             Contact: Luke Haase
                                                                    231.932.0400

INTERPLAY ANNOUNCES FOURTH QUARTER AND YEAR-END 2003 OPERATING RESULTS

IRVINE, CA, April 14, 2004 -- Interplay Entertainment Corp. (OTC Bulletin Board:
IPLY) ("Interplay") today reported operating results for the fourth quarter and year-end of 2003.

For the fourth quarter ended December 31, 2003, Interplay reported a net income of $3.3 million, or $.04 per basic and diluted common share, compared to a net loss of $5.4 million, or $.06 per basic and diluted common share, in the same period last year. The increase in net income is mainly a result of recording revenue for the delivery of BALDUR'S GATE: DARK ALLIANCE II (SONY PLAYSTATION 2 AND MICROSOFT XBOX) product gold masters in North America in the fourth quarter this year. Net revenues for the fourth quarter 2003 were $11.5 million versus $7.1 million in the same period a year ago, an increase of 62 percent. The increase in net revenues in the fourth quarter was mainly a result of increased net revenues from the delivery of more new product gold masters in North America, increased royalty and licensing net revenues due to the sale of the GALLEON video game and lower product returns and price concessions in both North America and Europe, offset in part by a decrease in catalog sales in the 2003 period as compared to the 2002 period.

For the twelve-month period ended December 31, 2003, Interplay reported a net income of $1.3 million, or $.01 per basic and diluted common share, compared to a net income of $15.1 million, or $.18 per basic common share and $.16 per diluted common share, in the same period last year. The decrease in net income from last year is mainly a result of recording a $28.8 million gain on the sale of Shiny Entertainment, Inc., a subsidiary, in the 2002 period. Net revenues for the twelve-month period ended December 31, 2003 were $36.3 million versus $44.0 million in the same period a year ago, a decrease of 18 percent. Net revenues during the twelve-month period ended December 31, 2003 included $15 million in revenue related to the sale of all future interactive entertainment publishing rights to the HUNTER: THE RECKONING license. Additionally, although we delivered the product gold masters to six new titles in each of the 2003 and 2002 periods, all six titles in 2003 were released by Vivendi Universal Games, as compared to five in 2002, under the terms of the 2002 distribution agreement, whereby Vivendi pays us a lower per unit rate and in return assumes all credit, product return and price concession risks, as well as being responsible for all manufacturing, marketing and distribution expenditures. Finally, operating income increased 111 percent from the prior year to a $1.4 million operating income in the twelve-month period ended December 31, 2003 as compared to a $12.4 million operating loss in the 2002 period.

Commenting on the results, Interplay Chairman and Chief Executive Officer Herve Caen said, "These results mark an important milestone for Interplay. In 2003, we had a return


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to operating profit and substantially  reduced our debt. However, we continue to operate  under cash  constraints.  Specifically,  Interplay  is three  months in
arrears  on  its  corporate  lease  obligation,   may  have  short-term  payroll
difficulties and has outstanding payroll tax obligations as of the date of this release. Certainly, financial challenges remain, yet we are proud of what our team has accomplished thus far and we are committed to working even harder to maintain our return to operating profitability."

Gross profit margin for the fourth quarter 2003 was 73 percent, compared to 16 percent in the fourth quarter of 2002. Gross profit margin was higher in the fourth quarter this year as compared to last year mainly due to a decrease in product returns and price concessions and lower amortization of prepaid royalties on externally developed titles. Total operating expenses decreased 21 percent to $5.1 million from $6.5 million in the fourth quarter of this year as compared to the same period last year. The decrease in operating expenses is a result of lower personnel costs and general expenses and a decrease in advertising expense.

Gross profit margin for the twelve-month period ended December 31, 2003 was 64 percent, compared to 39 percent in the same period of 2002. Gross profit margin was higher in the 2003 period as compared to the same period last year mainly due to a decrease in product returns and price concessions, lower royalty expense as a result of a decrease of $1.2 million in write-offs of prepaid royalties and the gross profit margin realized from the $15 million in revenue related to the sale of all future interactive entertainment publishing rights to the HUNTER: THE RECKONING license. Total operating expenses decreased 27 percent to $21.8 million from $29.7 million in the twelve months of 2003 as compared to the same period last year. The decrease in operating expenses is a result of lower personnel costs and general expenses, the lack of advertising expense under the terms of the August 2002 distribution agreement with Vivendi and a decrease in advertising expense and overhead fees paid to Avalon Interactive Group Ltd.

Net revenues by platform for the fourth quarter of 2003 were 26 percent PC, 66 percent console, and 8 percent OEM, royalties and licensing. On a geographic basis, North America accounted for 77 percent of total net revenues, international represented 15 percent, and OEM, royalty and licensing accounted for 8 percent.

According to NPD Funworld, BALDUR'S GATE: DARK ALLIANCE II was a top 10 title shipped to retail in the United States in January 2004.

About Interplay Entertainment Corp.

Interplay Entertainment is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. Interplay develops games for personal computers as well as video game consoles, many of which have garnered industry accolades and awards. Interplay releases products through Interplay, Black Isle Studios and its distribution partners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995


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Statements  contained  in this release  except for  historical  information  are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Examples of such forward-looking statements include, among other things, future improvements in gross margin, operating expenditures, and product sales. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include (a) the success of company's future adventure and role playing games, (b) consumer reaction to Interplay's future games, (c) Interplay's ability to consistently and timely release profitable products and its ability to control costs, and (d) other factors discussed in Interplay's filings from time to time with the Securities and Exchange Commission, including but not limited to Interplay's annual report on Form 10-K for the fiscal year ended December 31, 2002 and Interplay's subsequent quarterly filings on Form 10-Q. Interplay disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.

INTERPLAY(R) IS AN INTERPLAY ENTERTAINMENT CORP. TRADEMARK. THIS PRESS RELEASE ALSO CONTAINS TRADEMARKS BELONGING TO OTHERS.